Exhibit 2.2
EXECUTION VERSION

SOLAR RENEWABLE ENERGY CERTIFICATE
 PURCHASE AND SALE AGREEMENT

THIS SOLAR RENEWABLE ENERGY CERTIFICATE PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 27, 2018 (the “Effective Date”), is entered into by and between MARINA ENERGY LLC, a Delaware limited liability company (“Seller”), and GSRP PROJECT HOLDINGS I, LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.
WHEREAS, Seller and Buyer are party to that certain Asset Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Seller will sell, and Buyer will purchase, all of Seller’s right, title, and interest in and to certain solar power generation projects located in New Jersey, Massachusetts, Vermont, and Maryland with a total capacity of up to approximately 203.97 MWDC (the “Projects,” and each a “Project”) as identified on Annex 1;

B.
WHEREAS, certain of the Projects have not passed the fifth anniversary of their placed-in-service dates for U.S. federal income tax purposes (“ITC Projects”), which ITC Projects shall be designated as such on Annex 1;

C.
WHEREAS, upon consummation of the transactions contemplated by the Purchase Agreement, Seller will lease the ITC Projects back from Buyer pursuant to that certain Master Lease Agreement, dated as of the Effective Date (the “Master Lease”), and the Leases (as defined in the Master Lease) applicable to each ITC Project thereunder; and

D.
WHEREAS, Buyer desires to acquire from Seller 100% of the SRECs (as defined herein) and 100% of the RECs (as defined herein) resulting from certain production of energy generated by the Systems (as defined in the Purchase Agreement) comprising the Projects, and Seller desires to sell and transfer the same to Buyer, in each case, as further described herein;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged and agreed, the Parties agree as follows:

1.         DEFINITIONS.  All capitalized terms used but not defined in this Agreement shall have the definitions given to such terms in the Purchase Agreement.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment Calculation” has the meaning set forth in Section 3(c).

“Back-to-Back SREC Agreement” means an agreement between Buyer and Seller, in form and substance mutually acceptable to the Parties, pursuant to which Buyer will sell to Seller the number and type of SRECs that Seller is required to deliver to the Hedge Counterparties pursuant to the Hedge Agreements at any time after the Effective Date, on the same terms as each such Hedge Agreement, including, for the avoidance of doubt, the same price and timing of delivery.

“Base Sale Period” means, with respect to each Project, the period beginning on the Effective Date and ending on December 31, 2018.

“Estimated Base Period Purchase Price” means an amount equal to $24,366,065, which amount is based on the Parties’ good faith estimate of aggregate SRECs and RECs available to Seller for delivery to Buyer during the Base Sale Period for each such Project, as further described on Annex 2.

“Estimated Leased Period Purchase Price” means an amount equal to $38,281,532, which amount is based on the Parties’ good faith estimate of aggregate SRECs and RECs available to Seller for delivery to Buyer during the Lease Period for each such Project, as further described on Annex 3.

“Estimated Total Purchase Price” means the sum of the Estimated Base Period Purchase Price and the Estimated Leased Period Purchase Price.

“Forward Sale Period” means, with respect to a Project, the Base Sale Period and, in the case of a Leased ITC Project, the applicable Lease Period.

“Hedge Agreement” means an agreement for the sale of SRECs by Marina to a Hedge Counterparty that is dated prior to the Effective Date but which requires deliveries of SRECs after the Effective Date.

“Hedge Counterparties” means the buyer under any Hedge Agreement for any delivery scheduled to occur after the Effective Date.

“Hedged SRECs” means any SRECs required to be sold to a Hedge Counterparty pursuant to a Hedge Agreement if scheduled for delivery after the Effective Date.

“Lease Period” means, with respect to each Leased ITC Project, the period beginning on January 1, 2019 and ending on the SREC Termination Date.

“Leased ITC Project” means each ITC Project that is acquired by Buyer pursuant to the Purchase Agreement and leased back to Seller pursuant to the Master Lease.

“Purchase Price” means the Estimated Total Purchase Price, as adjusted pursuant to the Purchase Price Adjustments.

“Purchase Price Adjustment” means each of the Unleased ITC Adjustment and any SREC Termination Adjustments.

“Quarterly Lease Period” means each calendar quarter beginning with the calendar quarter ending on March 31, 2019 and ending on the last day of the calendar quarter during which the last Lease Period ends.

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“REC” has the meaning given to it in the applicable REC State’s RPS Standards which apply to solar energy only as a subset of renewable energy technologies.  For the avoidance of doubt, the term “REC” does not include SRECs.

“REC Program” means an accounting system administered by a state public utility commission or analogous governmental entity of a REC State, which includes a generation information database, accounting and certificate system operated by or for such public utility commission or analogous governmental entity, that accounts for the generation attributes, ownership and trading of RECs.

“REC State” means each of New Jersey, Maryland, Massachusetts and Vermont.

“RPS Standards” means an SREC State’s statute which establish an SREC Program and/or a REC State’s statute which establish a REC Program, as may be amended from time to time, and any statute adopted to replace any such statute, including the rules and regulations promulgated thereunder from time to time to implement such statute or statutes, as may be amended from time to time, and any statute adopted to replace any such statute, along with any orders duly issued thereunder.

“Scheduled SREC Termination Date” means, with respect to a Leased ITC Project, the date provided on Annex 3 with respect to such Leased ITC Project.

“SREC” has the meaning given to it in the applicable SREC State’s RPS Standards.

“SREC Program” means an accounting system administered by a state public utility commission or analogous governmental entity of an SREC State, which includes a generation information database, accounting and certificate system operated by or for such public utility commission or analogous governmental entity, that accounts for the generation attributes, ownership and trading of SRECs.

“SREC State” means each of New Jersey, Maryland, and Massachusetts.

“SREC Termination Adjustment” means, with respect to a Leased ITC Project (a) whose Lease Period ends prior to the Scheduled SREC Termination Date for such Project, (b) with respect to which the service agreement of the Operator (as defined in the Master Lease) of such ITC Facility terminates or otherwise expires (prior to the applicable Scheduled SREC Termination Date), or (c) that is the subject of an Event of Total Loss (as defined in the Master Lease), the aggregate amount paid by Buyer on the Effective Date with respect to the number and type of SRECs estimated to be delivered during the period beginning on the day immediately following the end of the immediately preceding Quarterly Lease Period and ending on the Scheduled SREC Termination Date.

“SREC Termination Date” means, with respect to an ITC Project, the earliest of (a) the date on which the ITC Facility experiences an Event of Total Loss (as defined in the Master Lease), (b) the date that is one hundred twenty (120) days after the termination or expiration (prior to the applicable Scheduled SREC Termination Date) of the service agreement between Seller and the Operator (as defined in the Master Lease) of such ITC Facility, if a qualified replacement third-party operator has not been retained to provide substantially similar services with respect to such ITC Facility by such date; and (c) the date on which the Lease applicable to such Leased ITC Project is otherwise terminated, if before the Scheduled SREC Termination Date.

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“Unleased ITC Adjustment” means the Estimated Leased Period Purchase Price with respect to ITC Projects that have not become Leased ITC Projects on or prior to December 31, 2018.

2.         PURCHASE AND SALE OF SRECS.

(a)            In General.  Buyer hereby agrees to pay to Seller an amount equal to the Purchase Price and Seller hereby agrees to sell and deliver to Buyer 100% of the right, title, and interest in and to the SRECs and RECs available for delivery by each Project during the Forward Sale Period of such Project.

(b)           Estimated Total Purchase Price Payment.  Within five (5) Business Days following the earlier of (i) the date on which Seller has obtained consents from each Hedge Counterparty from which such consent is required to assign the Hedge Agreements to Buyer or (ii) the date on which Buyer and Seller enter into a Back-to-Back SREC Agreement (it being understood that the Parties agree to work together reasonably, diligently, and in good faith to negotiate and execute such agreement following the Effective Date), Buyer shall pay to Seller an amount equal to the Estimated Total Purchase Price.  The payment of the Estimated Total Purchase Price shall be made in U.S. dollars by wire transfer of immediately available funds in accordance with the wire instructions attached hereto as Exhibit A.

(c)            Representation of Seller.  Seller represents and warrants (i) as of the Effective Date, that Exhibit B hereunder includes a true and correct list of Hedge Agreements, together with the (A) number, type and purchase price of Hedged SRECs under each Hedge Agreement; and (B) the delivery dates for transfer of Hedged SRECs (and the number of Hedged SRECs to be delivered on such delivery dates) to the Hedge Counterparty under each Hedge Agreement, (ii) as of the Effective Date, each of the Hedge Agreements provides for payment by the applicable Hedge Counterparty within the time period set forth on Exhibit C, (iii) as of the Effective Date, that with respect to each Leased ITC Project, the Scheduled SREC Termination Date is prior to the date after which such Leased ITC Project will no longer be eligible to earn SRECs and/or RECs under applicable law as of the Effective Date, and (iv) at the time of each delivery of SRECs and/or RECs by Seller to Buyer under this Agreement, Seller owns all right, title, and interest in and to such SRECs and/or RECs and has the unfettered right to transfer such SRECs and/or RECs to Buyer.

(d)           Transfer; Documentation of Sales.  Seller shall transfer and deliver to Buyer all SRECs and RECs as they are available for delivery by each Project during its Forward Sale Period, with such delivery to be made as promptly as possible but no later than five (5) Business Days following deposit of the applicable SREC or REC into Seller’s PJM Generation Attribute Tracking System (“GATS”) account or NEPOOL Generation Information System (“GIS”) account and otherwise on not less than a monthly basis with respect to SRECs or RECs deposited into the GATS account and not less than a quarterly basis with respect to SRECs or RECs deposited into the GIS account.  Seller agrees to execute and deliver to Buyer bills of sale or other documentation as Buyer may reasonably request from time to time to confirm the transfer of title to Buyer for any SRECs and RECs hereunder.

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(e)           Seller Assistance.

(i)           To the extent Buyer is required to register under any applicable SREC Program or REC Program in order to accept delivery of the SRECs and RECs to be transferred and delivered hereunder, or to make subsequent outbound transfers of such SRECs and RECs, Seller shall provide reasonable assistance to Buyer (A) to complete such registration and (B) to instruct Buyer on the process of outbound transfers (provided that, notwithstanding anything in this Agreement to the contrary, Seller shall have no liability under this Section 2(e) arising out of or relating to, any outbound transfers by Buyer).

(ii)           Without limiting the generality of the foregoing, from the date hereof until the First Purchase Date, to the extent reasonably requested by Buyer, Seller shall act on Buyer’s behalf and shall execute such documents as may be requested by the applicable administrator of any such SREC Program or REC program in order to facilitate sales by Buyer of SRECs or RECs acquired by Buyer hereunder.

(iii)          Buyer shall promptly reimburse Seller for any reasonable and documented out-of-pocket costs incurred by Seller in connection with Seller’s performance under clauses (i) and (ii) of this section; provided, that, to the extent Buyer reasonably requests Seller to perform any action under clause (i) or (ii) of this section that neither Seller nor any of its Affiliates presently perform on behalf of Seller’s own sales of SRECs or RECs, Seller and Buyer shall work in good faith to determine appropriate fees payable by Buyer to Seller to compensate Seller for any increase in internal costs associated with providing, or the cost of retaining any third-party consultant or service provider to provide, such assistance to Buyer.

(iv)          In the event of a conflict between this Section 2(e) and any Back-to-Back SREC Agreement, the terms of the Back-to-Back SREC Agreement shall modify and supersede the terms of this Section 2(e).

(f)            Lien-Free Sales.  Seller represents, warrants and covenants to Buyer that each of the SRECs and RECs to be sold hereunder will be sold and delivered by Seller free and clear of any liens, encumbrances, taxes and/or claims of others of any kind, type or nature.

(g)           Taxes.  Seller shall be responsible for any and all taxes and other impositions levied on the sale of the SRECs and/or RECs to Buyer hereunder and related income.  Buyer shall be responsible for any and all taxes and other impositions levied on Buyer’s sale of the SRECs and/or RECs to third parties (including, but not limited to, all such related income).

(h)           Production Risk.  Without limiting any claims for breach of this Agreement or the provisions of Section 3, the Parties acknowledge that Seller is not guaranteeing the production (and corresponding delivery) of any minimum amount of SRECs or RECs under this Agreement.

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(i)            Shortfall SRECs. From and after January 1, 2019, if Buyer is required to deliver, during any relevant period in the Hedge Agreements, Hedged SRECs of a certain class or type in excess of the number of such class or type of SRECs to be produced by the Projects acquired by Buyer under the Purchase Agreement (including Leased ITC Projects) (such excess, “Shortfall SRECs”), then (A) Seller shall effectuate the transfer of such Shortfall SRECs at time requested by Buyer (consistent with the delivery requirements in the applicable Hedge Agreements) to Buyer and (B) Buyer shall pay to Seller the amount payable by the Hedge Counterparty in respect of such Shortfall SRECs promptly but no later than five (5) Business Days following delivery of such Shortfall SRECs to the Hedge Counterparty; provided, that, Buyer shall deliver the Shortfall SRECs to the Hedge Counterparty promptly but no later than five (5) Business Days following receipt of such Shortfall SRECs from Seller (unless the terms of the applicable Hedge Agreement or the established course of dealing with the Hedge Counterparty require delivery at another time, in which case Buyer shall deliver the Shortfall SRECs no later than such time); and provided further that notwithstanding the foregoing, in lieu of delivering such Shortfall SRECs to the Hedge Counterparties, Seller may, by providing Buyer with not less than fifteen (15) days’ prior written notice, request Buyer to purchase and thereafter deliver such Shortfall SRECs to the Hedge Counterparty in satisfaction of the applicable obligations under the Hedge Agreement, with Seller reimbursing Buyer for the excess (if any) of the amount paid by Buyer for such Shortfall SRECs over the amount paid by the Hedge Counterparty(ies) in respect thereof, with such payment to be made promptly but no later than five (5) Business Days following Buyer’s payment therefor.

3.         PURCHASE PRICE ADJUSTMENTS.

(a)            Unleased ITC Adjustment.  Within 30 days following the end of the Base Sale Period, Seller shall pay to Buyer an amount equal to the Unleased ITC Adjustment.

(b)           SREC Termination Adjustment.  Within 30 days following the end of the Lease Period with respect to any Leased ITC Project prior to the Scheduled SREC Termination Date, Seller shall pay to Buyer an amount equal to the SREC Termination Adjustment for such Leased ITC Project.

(c)           Adjustment Calculations.  Not more than ten (10) days following the date upon which a Purchase Price Adjustment applies pursuant to this Section 3, Buyer shall deliver to Seller its good faith calculation of the applicable Purchase Price Adjustment (as finalized, an “Adjustment Calculation”).  Seller shall have a period of ten (10) days following Buyer’s delivery of an Adjustment Calculation to dispute in good faith Buyer’s Adjustment Calculation by delivery of written notice setting forth the items in dispute, which shall include Seller’s calculation of the applicable Purchase Price Adjustment (a “Dispute Notice”).  If Seller does not timely deliver a Dispute Notice, then Buyer’s Adjustment Calculation shall be final and binding on the Parties.  If Seller timely delivers a Dispute Notice, Seller or Buyer, as applicable, shall pay any undisputed portion of the Adjustment Calculation within the time period provided in clause (a) or (b), as applicable, of this Section 3.

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(d)          If Seller timely serves a Dispute Notice in accordance with Section 3(c) above, then Buyer and Seller shall use reasonable best efforts to resolve the dispute and:

(i)            if Buyer and Seller reach agreement on the items set forth in the Dispute Notice within five (5) Business Days of the Dispute Notice being delivered (or such longer period as Buyer and Seller may agree in writing), the Adjustment Calculation shall be amended to reflect such agreement; or

(ii)           if Buyer and Seller do not reach agreement in accordance with paragraph (i) above, either Buyer or Seller may refer the dispute to an independent expert reasonably acceptable to both Parties (the “Expert”) at any time following the expiration of the period described in paragraph (i) above, and the Expert shall be directed by the Parties to make a decision on the dispute by reference to the methodologies set out in this Agreement within 30 days following receiving such reference.

(e)           If any dispute is referred to the Expert pursuant to Section 3(d)(ii) above, then (i) the determination of such dispute by the Expert shall be final and binding on Buyer and Seller (absent manifest error) and the Adjustment Calculation shall be amended to reflect the decision of the Expert and, as amended, shall be the final Adjustment Calculation with respect to the applicable Purchase Price Adjustment and (ii) the costs of the Expert shall be borne equally by Buyer and Seller.  Each of Buyer and Seller shall provide to the Expert all such information as the Expert shall reasonably require for the purpose of resolving the items set forth in the Dispute Notice.

(f)            Upon resolution of a Dispute Notice, Seller or Buyer, as applicable, shall, within five (5) Business Days following the date of such resolution, pay any portion of the applicable Purchase Price Adjustment not paid pursuant to Section 3(c).

4.         ACCESS TO SYSTEM DATA.  Seller agrees to cooperate with reasonable requests by Buyer to document or evidence the nature or amount of the energy and SRECs and/or RECs produced by the Systems comprising the Projects, including providing information or data needed for Buyer to obtain or maintain and /or to effectuate compliance with any SREC Program, REC Program, or similar accreditation or certification.  Any Confidential Information provided in connection with this Agreement shall be used solely for the purpose of completing the transactions contemplated by this Agreement and enabling Buyer to sell the purchased SRECs or RECs to third parties.

5.         INDEPENDENT CONTRACTOR.  The Parties agree that they are independent contractors for the purpose and activities undertaken in accordance with or as contemplated in this Agreement, and that neither Party will be considered an agent, joint venturer, or partner of the other Party.  It is expressly understood and agreed that neither Party has any right or authority to directly or indirectly incur any obligation or responsibilities on behalf of the other Party or commit the other Party to any matter or understanding or to make any warranties or representations with respect to the subject matter of this Agreement, without the other Party’s prior written consent.

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6.         LIMITATION OF LIABILITY.

(a)           IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PURCHASE AGREEMENT OR THE MASTER LEASE AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, WITH RESPECT TO THE GOODS OR SERVICES EITHER PARTY WILL PROVIDE PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

(b)           Neither Party to this agreement shall be liable to the other for any unforeseeable, punitive or special damages, except to the extent actually paid to a third party.

7.         CONFIDENTIAL INFORMATION.  The Parties agree that this Agreement is considered Confidential Information and shall be handled in accordance with the Purchase Agreement.

8.         INDEMNITY.

(a)           Buyer hereby agrees to indemnify, defend, reimburse, and hold harmless Seller and its parent or subsidiary companies, shareholders, partners, members and other affiliates, and their respective officers, directors, managers, employees, attorneys, contractors and agents (collectively, the “Seller Indemnified Parties”), from and against any Losses asserted against, resulting to, imposed upon, or incurred by any or all of the Seller Indemnified Parties, by reason of, arising out of or resulting from (i) a breach by Buyer of a Hedge Agreement (other than a breach caused by an act or omission by Seller or the consummation of any transaction contemplated by this Agreement), or (ii) any breach of, or default under, this Agreement.

(b)           Seller hereby agrees to indemnify, defend, reimburse and hold harmless Buyer and its parent or subsidiary companies, shareholders, partners, members and other affiliates, and their respective officers, directors, managers, employees, attorneys, contractors and agents (collectively, the “Buyer Indemnified Parties”), from and against any Losses asserted against, resulting to, imposed upon, or incurred by any or all of the Buyer Indemnified Parties, by reason of, arising out of or resulting from (i) any claims by a Hedge Counterparty under a Hedge Agreement, including any claim by the Hedge Counterparty that the delivery of Hedged SRECs from Seller to Buyer and from Buyer to the Hedge Counterparty is in breach of the Hedge Agreement (but excluding claims resulting from a breach by Buyer of a Hedge Agreement, unless such breach is caused by an act or omission by Seller or the consummation of any transaction contemplated by this Agreement) and (ii) any breach of, or default under, this Agreement (including any breach or inaccuracy of any representation or warranty made by Seller hereunder).

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9.         MISCELLANEOUS PROVISIONS.

(a)           Notices.  All notices or other communications given, delivered or made under this Agreement by either Party to the other Party will be in writing and will be delivered personally, by first-class mail, by reputable overnight delivery company, or by electronic mail (which electronic mail shall be considered delivered upon confirmation of receipt from the recipient).  All such notices or communications to a Party shall be mailed, delivered, or sent electronically to such Party at its address shown below or to such other address as the Party may designate upon ten (10) days’ prior written notice given in accordance with this Section 9(a):

If to Seller:	If to Buyer:

Marina Energy LLC One North White Horse Pike Hammonton, NJ 08037 Attn: Greg Nuzzo Telephone: (609) 561-9000 Email: gnuzzo@sjindustries.com	GSRP Project Holdings I, LLC c/o Goldman Sachs Asset Management, L.P. 200 West St. New York, NY 10282 Attention: Patrick McAlpine Telephone: (917) 343-7317 Email: Patrick.McAlpine@ny.email.gs.com

with a copy (which shall not constitute notice) to:	with a copy (which shall not constitute notice) to:

South Jersey Industries, Inc. One North White Horse Pike Hammonton, NJ 08037 Attn: Jennifer L. Wnek, Esq. Telephone: (609) 561-9000 x 4497 Email: SJESlegal@sjindustries.com	Vinson & Elkins LLP 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Attention: Kaam Sahely Email: ksahely@velaw.com
and

Vinson & Elkins LLP Trammell Crow Center 2001 Ross Avenue, Suite 3900 Dallas, Texas 75201 Attention: Peter Marshall Email: pmarshall@velaw.com

(b)           No Third-Party Beneficiaries.  This Agreement is made for the sole benefit of the Parties and their respective permitted successors and assigns, and no other person or entity is intended to or shall have any rights or benefits hereunder, whether as a third-party beneficiary or otherwise.

(c)           Governing Law, Jury Trial Waiver, and Venue.  This Agreement shall be governed by, subject to, and construed in all respects in accordance with the substantive laws of the State of New Jersey without regard to principles of conflicts of laws thereunder.  Notwithstanding the preceding sentence, the laws of the applicable SREC State or REC State shall apply (i) when determining the validity and procedures relating to the transfer of SRECs or RECs, as applicable hereunder and (ii) with respect to each SREC’s or REC’s compliance with the applicable RPS Standards and any judicial or regulatory interpretation thereof.  THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.  Buyer and Seller each hereby irrevocably (i) consent and submit to the nonexclusive jurisdiction of any state or federal court in New Jersey for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof; and (ii) waive (to the fullest extent permitted by applicable law) and agrees not to assert any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each Party acknowledges that this section is a material inducement to its execution and delivery of this Agreement.

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(d)           Entire Agreement.  This Agreement contains the entire agreement of the Parties concerning the subject matter contained herein and supersedes any prior written or oral agreement between them concerning the subject matter contained herein.

(e)           Amendment.  No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by each of the Parties.

(f)            Unenforceability.  Should any portion of this Agreement be ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of the remaining portions of this Agreement.

(g)           Attorneys’ Fees.  In the event of any litigation arising out of the breach of any provision of this Agreement, the court in such litigation shall have authority, and is so requested, to award to the prevailing Party an amount equal to such Party’s reasonable attorneys’ fees and costs of litigation.  The provisions of this Section 9(g) shall survive the entry of any order or judgment and shall apply with respect to all efforts to enforce or collect such order or judgment.

(h)           Assignment.  Neither Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that upon prior written notice:

(i)           Buyer may assign, in whole or in part, its rights or obligations pursuant to this Agreement to one or more of its Affiliates; provided that Buyer shall remain liable for the performance of this Agreement;

(ii)          Buyer may assign, in whole or in part, its rights under this Agreement for collateral security purposes to any Buyer Financing Sources (as defined in the Purchase Agreement), and any such Buyer Financing Source may exercise all of the rights and remedies of Buyer hereunder upon a foreclosure by such Buyer Financing Source under the applicable financing documents; and

(iii)         Buyer may assign its rights (along with the corresponding obligations) under this Agreement, in whole or in part, to any subsequent purchaser of the Buyer or its Affiliates or any division thereof or of all or substantially all of the Projects acquired (directly or indirectly) pursuant to the Purchase Agreement (whether such sale is structured as a sale of equity interests, a sale of assets, a merger or otherwise), including in connection with any bona fide reorganization; provided that Buyer shall remain liable for the performance of this Agreement.

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Any assignment in violation of this Section 9(h) shall be null and void ab initio.  Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

(i)            Execution.  This agreement may be signed in counterparts, each of which will constitute an original and together will constitute a single instrument.  The Parties agree that if a copy of this Agreement is executed by a Party and transmitted to the other Party via email in “.pdf” format, the copy received shall be deemed for all legal purposes to be an original executed by the transmitting Party.

(j)            Authority.  On the Effective Date, each Party hereby represents and warrants to the other Party as follows:  (a) it has all necessary entity power and authority to execute, deliver, and perform its obligations hereunder, (b) the execution, delivery, and performance of this Agreement has been duly authorized by all necessary entity action and does not violate any of the terms or conditions of its governing documents, and (c) this Agreement constitutes a legal, valid, and binding obligation of such Party enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of rights generally.

(k)           Change in Law.  The Parties acknowledge that SRECs and RECs are dependent on the existence of the RPS Standards and other applicable Laws.  In the event that, at any time, there is a change in or repeal of the RPS Standards or a change in applicable Law that eliminates the existence of SRECs or RECs or otherwise renders performance by either Party under this Agreement illegal or impossible, the Parties agree to work together reasonably and in good faith to calculate an appropriate adjustment to the Purchase Price and Seller shall make such payment to Buyer as may be necessary to effectuate such adjustment.

(l)            Effectiveness.  This Agreement shall be effective upon the Effective Date and shall remain in effect until both Parties have fulfilled all of their obligations respective to this Agreement.

[SIGNATURE PAGE BELOW]

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IN WITNESS WHEREOF, each of the Parties acknowledges that it has read the terms and conditions contained herein, understands and agrees to the same and agrees to be bound thereby and has caused this Agreement to be executed in duplicate counterparts by its duly authorized representative on the date first above written.

GSRP PROJECT HOLDINGS I, LLC

By: GOLDMAN SACHS RENEWABLE
POWER OPERATING COMPANY
LLC, its sole member

By: Goldman Sachs Asset Management, L.P., as investment manager

By:	/s/ Jon Yoder
Name:	Jon Yoder
Title:	Authorized Signatory

Signature Page to
Asset Purchase Agreement
Buyer

IN WITNESS WHEREOF, each of the Parties acknowledges that it has read the terms and conditions contained herein, understands and agrees to the same and agrees to be bound thereby and has caused this Agreement to be executed in duplicate counterparts by its duly authorized representative on the date first above written.

MARINA ENERGY LLC

By:	/s/ Greg Nuzzo
Name:	Greg Nuzzo
Title:	President

Signature Page to
SREC Agreement
Buyer